Exhibit 99.1

PRESS RELEASE

Investor Contacts:		Press Contacts:
Marlene S. Dooner Jane B. Kearns Michael A. Kelman	(215) 286-7392 (215) 286-4794 (215) 286-3035	D’Arcy Rudnay John Demming	(215) 286-8582 (215) 286-8011

COMCAST REPORTS THIRD QUARTER 2009 RESULTS

¡	Consolidated Revenue Increased 3.0%

¡	Consolidated Operating Cash Flow Increased 2.7%

¡	Consolidated Operating Income Increased 2.4%

¡	Earnings per Share of $0.33 Increased 26.9%

¡	Free Cash Flow Increased 19.8% to $1.1 Billion

¡	Repurchased 16.1 Million Common Shares for $250 Million

Philadelphia, PA – November 4, 2009 …Comcast Corporation (NASDAQ: CMCSA, CMCSK) today reported results for the quarter ended September 30, 2009.

Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation, said, “The strength and resilience of our businesses combined with our continued emphasis on expenses and prudent capital management helped us achieve healthy operating and financial results in the third quarter. We continued to execute well, maintaining our focus on balancing revenue, cash flow and customer growth while at the same time investing in attractive businesses like Comcast Business Services. We also made real progress on initiatives like Wideband and All-Digital that strengthen our competitive position now and in the future. Our goal is to deliver the best consumer experience in the marketplace and we remain focused on driving meaningful innovation in all of our products and services.”

Consolidated Financial Results

Revenue increased 3.0% in the third quarter of 2009 to $8.8 billion, while Operating Cash Flow increased 2.7% to $3.3 billion and Operating Income increased 2.4% to $1.7 billion. This growth was due to solid results at all our operating segments.

For the nine months ended September 30, 2009, revenue increased 4.3% to $26.6 billion, Operating Cash Flow increased 5.6% to $10.3 billion, and Operating Income increased 8.5% to $5.4 billion, all compared to the same time period in 2008.

($ in millions)	3rd Quarter			Year to Date
	2008	2009	Growth	2008	2009	Growth
Revenue
Cable	$8,131	$8,356	2.8%	$24,147	$25,181	4.3%
Programming	347	383	10.3%	1,076	1,128	4.8%
Corporate & Other	71	63	(10.7%)	268	266	(0.8%)

Total Consolidated Revenue	$8,549	$8,802	3.0%	$25,491	$26,575	4.3%

Operating Cash Flow (OCF)
Cable	$3,251	$3,314	2.0%	$9,755	$10,221	4.8%
Programming	105	118	12.5%	307	343	11.9%
Corporate & Other	(119)	(106)	10.0%	(300)	(259)	13.4%

Total Consolidated OCF	$3,237	$3,326	2.7%	$9,762	$10,305	5.6%

For additional detail on revenue and operating expenses, customer metrics, and capital expenditures, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com or www.cmcsk.com.

Earnings per Share¹ (EPS) for the quarter ended September 30, 2009 was $0.33, an increase of 26.9% compared to the $0.26 reported in the third quarter of 2008. Third quarter 2009 EPS includes the recognition of income tax benefits of $251 million or $0.09 per share, partially offset by $113 million or $0.04 per share in one-time financing expenses. Third quarter 2008 EPS included income tax benefits of $80 million or $0.03 per share. Except for these items, third quarter 2009 EPS would have grown 21.7% over the comparable 2008 period.

Earnings per Share for the nine months ended September 30, 2009 was $0.93, an increase of 29.2% compared to $0.72 reported in the prior year. Our 2009 EPS includes favorable settlements and the recognition of income tax benefits of $436 million or $0.16 per share, partially offset by $113 million or $0.04 per share in one-time financing expenses. Our 2008 EPS included a gain related to the January 2008 dissolution of the Insight Midwest partnership of $144 million or $0.05 per share and income tax benefits of $80 million or $0.03 per share. Except for these items, year-to-date EPS would have grown 26.6% over the comparable period in 2008.

Capital Expenditures in the third quarter declined 6.1% from the prior year to $1.2 billion, or 13.9% of total revenue, reflecting a decreased level of capital intensity at our Cable segment. For the nine months ended September 30, 2009, capital expenditures decreased 13.1% to $3.5 billion, or 13.2% of total revenue.

Free Cash Flow (FCF) (excluding any impact from the Economic Stimulus packages) of $1.1 billion in the third quarter of 2009 increased 19.8% compared to $928 million in the third quarter of 2008, reflecting growth in Consolidated Operating Cash Flow and lower capital expenditures. Free Cash Flow for the nine months ended September 30, 2009 totaled $3.6 billion, a 30.6% increase as compared to $2.8 billion in the same time period in 2008.

($ in millions)	3rd Quarter			Year to Date
	2008	2009	Growth	2008	2009	Growth
Net Cash Provided by Operating Activities	$2,445	$2,612	6.8%	$7,373	$7,725	4.8%
Capital Expenditures	(1,306)	(1,227)	(6.1%)	(4,037)	(3,508)	(13.1%)
Cash Paid for Capitalized Software and Intangibles	(131)	(142)	8.4%	(376)	(383)	1.9%
Adjustments for Payment of Tax on Nonoperating Items	88	(84)	NM	316	66	NM

FCF (Including Economic Stimulus Packages)	$1,096	$1,159	5.7%	$3,276	$3,900	19.0%
Impact from Economic Stimulus Packages	(168)	(47)	NM	(483)	(252)	NM

Free Cash Flow	$928	$1,112	19.8%	$2,793	$3,648	30.6%

Note: The definition of Free Cash Flow remains unchanged and specifically excludes any impact from the 2008 or 2009 Economic Stimulus packages.

Cable Segment Results

Revenue from the Cable segment increased 2.8% to $8.4 billion for the third quarter of 2009 as compared to $8.1 billion in the third quarter of 2008. This increase reflects continued growth in high-speed Internet (HSI), Comcast Digital Voice (CDV) and Comcast Business Services, partially offset by lower advertising revenue. The monthly average total revenue per video customer increased 5.6% to $116.91 from $110.67 in the third quarter of 2008, reflecting an increasing number of customers taking multiple products and a higher contribution from Comcast Business Services.

For the nine months ended September 30, 2009, revenue from the Cable segment increased 4.3% to $25.2 billion compared to $24.1 billion in 2008.

Operating Cash Flow from the Cable segment grew 2.0% to $3.3 billion in the third quarter of 2009 compared to the same period last year. Operating Cash Flow margin was 39.7%, a slight decrease from the 40.0% achieved in the third quarter of 2008. These results reflect increases in video programming, customer service and marketing expenses, partially offset by improved operating efficiencies in Comcast Digital Voice and High-Speed Internet.

For the nine months ended September 30, 2009, Operating Cash Flow from the Cable segment increased 4.8% to $10.2 billion compared to $9.8 billion in 2008. Year-to-date Operating Cash Flow margin was 40.6%, a slight increase from the 40.4% reported in the first nine months of 2008.

Customers2. As of September 30, 2009, Comcast’s video, high-speed Internet and voice customers totaled 46.8 million, an increase of 3.4% compared to the third quarter of 2008.

(in thousands)	Customers			Net Adds
	3Q08	3Q09	Growth	3Q09	YTD
Video Customers	24,415	23,759	(2.7%)	(132)	(424)
High-Speed Internet Customers	14,745	15,684	6.4%	361	755
Voice Customers	6,133	7,379	20.3%	375	906

Combined Video, HSI and Voice Customers	45,294	46,821	3.4%	604	1,237
Digital Video Customers	16,758	18,005	7.4%	463	1,001

Total Revenue Generating Units	62,051	64,826	4.5%	1,067	2,238

Programming Segment Results

The Programming segment reported third quarter 2009 revenue of $383 million, a 10.3% increase from 2008, reflecting higher affiliate and advertising revenue. Operating Cash Flow increased 12.5% to $118 million in the third quarter of 2009, reflecting the impact of timing of certain marketing and programming expenses which are expected to be incurred in the fourth quarter.

For the nine months ended September 30, 2009, the Programming segment revenue increased 4.8% to $1.1 billion compared to the same time period in 2008. Operating Cash Flow increased to $343 million, an increase of 11.9% from the same period last year.

Corporate and Other

Corporate and Other includes corporate overhead, Comcast Interactive Media (CIM), Comcast-Spectacor, and other operations and eliminations between Comcast’s businesses. For the quarter ended September 30, 2009, Corporate and Other reported a 10.7% decrease in revenue to $63 million, driven by an increase in corporate eliminations. The Operating Cash Flow loss for the third quarter of 2009 was $106 million compared to a loss of $119 million in the third quarter of 2008.

For the nine months ended September 30, 2009, Corporate and Other revenue reported a 0.8% decrease in revenue to $266 million from the $268 million reported in the first nine months of 2008. The Operating Cash Flow loss was $259 million compared to a loss of $300 million in the same time period in 2008.

Share Repurchase

In the third quarter of 2009, Comcast repurchased 16.1 million of its common shares for $250 million. Year-to-date, Comcast has repurchased 31.6 million of its common shares for $465 million. As of September 30, 2009, Comcast had approximately $3.6 billion of availability remaining under its share repurchase authorization, and may repurchase stock from time to time subject to market conditions.

Dividend

During the first ten months of 2009, Comcast paid four cash dividends totaling $761 million. Comcast paid quarterly cash dividends of $180 million on January 28, 2009, $195 million on April 29, 2009, $194 million on July 29, 2009 and $193 million on October 28, 2009.

Notes:

1	Earnings per share amounts are presented on a diluted basis.

2

Customer data is presented on a pro forma basis. Pro forma customer data includes 7,000 video customers acquired through an acquisition in November 2008. The impact of this acquisition on segment operating results was not material.

Minor differences may exist due to rounding.

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Conference Call Information

Comcast Corporation will host a conference call with the financial community today, November 4, 2009 at 8:30 a.m. Eastern Time (ET). The conference call will be broadcast live on Comcast’s Investor Relations website at www.cmcsa.com or www.cmcsk.com. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 31876445. A replay of the call will be available on the Investor Relations website starting at 12:30 p.m. Eastern Time (ET) on Wednesday, November 4, 2009 and will be available until Monday, November 9, 2009 at midnight Eastern Time (ET). To access the rebroadcast, please dial (800) 642-1687 and enter conference ID number 31876445. To automatically receive Comcast financial news by email, please visit www.cmcsa.com or www.cmcsk.com and subscribe to email alerts.

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Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties. We undertake no obligation to update any forward-looking statements.

Non-GAAP Financial Measures

In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC. All percentages are calculated on whole numbers. Minor differences may exist due to rounding.

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About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA, CMCSK) (www.comcast.com) is the nation’s leading provider of entertainment, information and communication products and services. With 23.8 million video customers, 15.7 million high-speed Internet customers, and 7.4 million Comcast Digital Voice customers, Comcast is principally involved in the development, management and operation of cable systems and in the delivery of programming content.

Comcast’s content networks and investments include E! Entertainment Television, Style Network, Golf Channel, VERSUS, G4, PBS KIDS Sprout, TV One, ten sports networks operated by Comcast Sports Group and Comcast Interactive Media, which develops and operates Comcast’s Internet businesses, including Comcast.net (www.comcast.net). Comcast also has a majority ownership in Comcast-Spectacor, whose major holdings include the Philadelphia Flyers NHL hockey team, the Philadelphia 76ers NBA basketball team and two large multipurpose arenas in Philadelphia.

TABLE 1 Condensed Consolidated Statement of Operations (Unaudited)

(in millions, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2009	2008	2009
Revenue	$8,549	$8,802	$25,491	$26,575

Operating expenses	3,345	3,490	10,040	10,600
Selling, general and administrative expenses	1,967	1,986	5,689	5,670

	5,312	5,476	15,729	16,270

Operating cash flow	3,237	3,326	9,762	10,305

Depreciation expense	1,332	1,362	4,093	4,148
Amortization expense	235	253	694	760

	1,567	1,615	4,787	4,908

Operating income	1,670	1,711	4,975	5,397

Other income (expense)
Interest expense	(601)	(707)	(1,840)	(1,828)
Investment income (loss), net	74	148	83	218
Equity in net income (losses) of affiliates, net	3	(17)	(36)	(44)
Other income (expense)	11	2	295	13

	(513)	(574)	(1,498)	(1,641)

Income before income taxes	1,157	1,137	3,477	3,756

Income tax expense	(401)	(203)	(1,364)	(1,088)

Net income from consolidated operations	756	934	2,113	2,668

Net (income) loss attributable to noncontrolling interests	15	10	22	15

Net income attributable to Comcast Corporation	$771	$944	$2,135	$2,683

Diluted earnings per common share attributable to Comcast Corporation stockholders	$0.26	$0.33	$0.72	$0.93

Dividends declared per common share attributable to Comcast Corporation stockholders	$0.06	$0.07	$0.19	$0.20

Diluted weighted-average number of common shares	2,920	2,877	2,973	2,890

TABLE 2 Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	December 31, 2008	September 30, 2009
ASSETS

Current Assets
Cash and cash equivalents	$1,195	$862
Investments	59	56
Accounts receivable, net	1,626	1,639
Other current assets	836	849

Total current assets	3,716	3,406

Investments	4,783	5,699

Property and equipment, net	24,444	23,605

Franchise rights	59,449	59,442

Goodwill	14,889	14,934

Other intangible assets, net	4,558	4,209

Other noncurrent assets, net	1,178	1,168

	$113,017	$112,463

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$3,393	$3,133
Accrued expenses and other current liabilities	3,268	3,005
Current portion of long-term debt	2,278	954

Total current liabilities	8,939	7,092

Long-term debt, less current portion	30,178	28,493

Deferred income taxes	26,982	27,566

Other noncurrent liabilities	6,171	6,763

Redeemable noncontrolling interests	171	168

Equity
Comcast Corporation stockholders’ equity	40,450	42,311
Noncontrolling interests	126	70

Total Equity	40,576	42,381

	$113,017	$112,463

TABLE 3 Consolidated Statement of Cash Flows (Unaudited)

(in millions)	Nine Months Ended September 30,
	2008	2009

OPERATING ACTIVITIES
Net income from consolidated operations	$2,113	$2,668
Adjustments to reconcile net income from consolidated operations to net cash provided by operating activities:
Depreciation	4,093	4,148
Amortization	694	760
Share-based compensation	195	192
Noncash interest expense (income), net	164	125
Equity in net (income) losses of affiliates, net	36	44
(Gains) losses on investments and noncash other (income) expense, net	(287)	(146)
Deferred income taxes	609	572
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Change in accounts receivable, net	4	(11)
Change in accounts payable and accrued expenses related to trade creditors	(21)	(73)
Change in other operating assets and liabilities	(227)	(554)

Net cash provided by operating activities	7,373	7,725

FINANCING ACTIVITIES
Proceeds from borrowings	3,513	1,843
Repurchases and repayments of debt	(1,143)	(4,709)
Repurchases of common stock	(2,800)	(438)
Dividends paid	(367)	(568)
Issuances of common stock	53	1
Other	(148)	(186)

Net cash provided by (used in) financing activities	(892)	(4,057)

INVESTING ACTIVITIES
Capital expenditures	(4,037)	(3,508)
Cash paid for software and other intangible assets	(376)	(383)
Acquisitions, net of cash acquired	(700)	(36)
Proceeds from sales of investments	452	31
Purchases of investments	(67)	(142)
Other	(2)	37

Net cash provided by (used in) investing activities	(4,730)	(4,001)

Increase (decrease) in cash and cash equivalents	1,751	(333)

Cash and cash equivalents, beginning of period	963	1,195

Cash and cash equivalents, end of period	$2,714	$862